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                                                                   Exhibit 10.3


                                 LOAN AGREEMENT

                                      AMONG

                         MERITAGE HOSPITALITY GROUP INC.
                               ST. CLAIR INN, INC.
                            GRAND HARBOR RESORT INC.
                        THOMAS EDISON INN, INCORPORATED,
                              MHG FOOD SERVICE INC.
                          GRAND HARBOR YACHT CLUB INC.,
                                   AS OBLIGORS

                                       AND

                     GREAT AMERICAN LIFE INSURANCE COMPANY,
                                    AS LENDER

                          DATED AS OF NOVEMBER 26, 1996


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                                                        TABLE OF CONTENTS

                                                                                                               Page
ARTICLE 1         DEFINITIONS AND ACCOUNTING TERMS................................................................2
         1.1      Defined Terms...................................................................................2
         1.2      Accounting Terms...............................................................................14
         1.3      Use of Defined Terms...........................................................................14

ARTICLE 2         LOAN TERMS AND AMOUNT..........................................................................15
         2.1      Commitment.....................................................................................15
         2.2      Use of Proceeds................................................................................15
         2.3      Notes; Interest Rates..........................................................................15
         2.4      Payments of Interest and Principal.............................................................16
         2.5      Prepayment.....................................................................................16
         2.6      Release Prices.................................................................................18
         2.7      Manner of Payments; Computation of Interest....................................................18
         2.8      Exchange of Notes..............................................................................19
         2.9      Commitment Fee.................................................................................19

ARTICLE 3         REPRESENTATIONS AND WARRANTIES.................................................................19
         3.1      Representations and Warranties of MHG..........................................................19
         3.2      Representations and Warranties of the Lender...................................................24
         3.3      Survival of Representations....................................................................25

ARTICLE 4         COVENANTS......................................................................................25
         4.1      General Covenants..............................................................................25
         4.2      Additional Covenants...........................................................................30

ARTICLE 5         DEFAULTS AND REMEDIES..........................................................................34
         5.1      Event of Default...............................................................................34
         5.2      Remedies.......................................................................................36

ARTICLE 6         CLOSING........................................................................................37
         6.1      Place, Time and Disbursement of Loans..........................................................37
         6.2      Conditions to Making the Loans.................................................................37
         6.3      Documents to be Delivered to the Lender at Closing.............................................38

ARTICLE 7         MISCELLANEOUS..................................................................................39
         7.1      Remedies Cumulative; No Waiver.................................................................39
         7.2      Obligation to Pay, Expenses and Taxes..........................................................39
         7.3      Severability...................................................................................39
         7.4      Confidentiality................................................................................40
         7.5      Entire Agreement; Amendments...................................................................40
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                                     - ii -

         7.6      Notices....................................................40
         7.7      Release of Collateral......................................41
         7.8      Binding Effect.............................................41
         7.9      Execution in Counterparts..................................42
         7.10     Reference to Headings......................................42
         7.11     Governing Law..............................................42
         7.12     Designation of Forum.......................................42
         7.13     Participation..............................................42
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
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                                    Exhibits
         A        Form of Promissory Note for Loan I
         B        Form of Promissory Note for Loan II
         C        Legal Descriptions for Assets to be Sold
         D        Form of Assignment of Hotel Franchise Agreements
         E        Form of Assignment of Life Insurance
         F        Form of Assignment of Meritage Note
         G        Form of Environmental Indemnity Agreement
         H        Form of Guaranty of Meritage Hospitality Group Inc.
         H-I      Form of Guaranty of Other Obligors
         I        Form of First Mortgage on Hotel Properties
         J        Legal Descriptions for Hotel Properties
         K        Form of First Mortgage on Assets to be Sold
         K-I      Form of Second Mortgage on Assets to be Sold
         L        Form of Second Mortgage on Hotel Properties
         M        Form of Certificate and Agreement with Meritage
         N        Form of Pledge Agreement
         O        Form of Security Agreement
         P        Form of Opinion of Counsel to MHG
         Q        Life Insurance Policies on the life of Donald W. Reynolds
         R        Partnership Pledge Agreement


                                    Schedules
         1.1(a)   Filing Offices
         1.1(b)   Existing Liens
         3.1(d)   Transaction Authority and Proceedings
         3.1(e)   No Legal Bar
         3.1(g)   Litigation
         3.1(h)   Default
         3.1(j)   Designated Contracts
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                                     - iii -
         3.1(k)   Principal Office; Name
         3.1(o)   Tax Liabilities
         3.1(q)   Commitments
         3.1(v)   Capitalization
         4.2(c)   Indebtedness
         4.2(i)   Lease Obligations


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                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT dated as of November 26, 1996 among GREAT AMERICAN LIFE INSURANCE COMPANY, an Ohio corporation (referred to herein as the "LENDER"), MERITAGE HOSPITALITY GROUP INC. (formerly known as Thomas Edison Inns, Inc.), a Michigan corporation ("MHG"); ST. CLAIR INN, INC., a Michigan corporation ("SCI"); GRAND HARBOR RESORT INC. (formerly known as Spring Lake Inn, Inc.), a Michigan corporation ("GH Resort"); THOMAS EDISON INN, INCORPORATED, a Michigan corporation ("TEI"); MHG FOOD SERVICE INC., a Michigan corporation ("Food Service"); and GRAND HARBOR YACHT CLUB INC., a Michigan corporation ("GH Yacht Club").

                              W I T N E S S E T H:

                                    RECITALS

         WHEREAS, on February 26, 1996, the Lender made two loans to MHG, one in the amount of $12,000,000 ("Loan A") and the other in the amount of $3,000,000 ("Loan B");

         WHEREAS, SCI, GH Resort, TEI, Food Service and GH Yacht Club guaranteed Loans A and B;

         WHEREAS, on October 31, 1996, the Lender made an additional loan of $3,000,000 ("Loan C") to MHG, which loan was guaranteed by SCI, GH Resort, TEI, Food Service and GH Yacht Club;

         WHEREAS, MHG has requested that the Lender increase the amount of the first mortgage loan on the Hotel Properties (as hereinafter defined) by making a new loan in the amount of $14,000,000; and

         WHEREAS, MHG and the Lender have agreed to modify the terms of Loans B and C and combine such loans into one revised loan;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:


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                                      - 2 -

                                    ARTICLE 1

                        DEFINITIONS AND ACCOUNTING TERMS

Section 1.1       DEFINED TERMS.

         As used in this Loan Agreement, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of terms):

         "ACCOUNTS" mean any and all "accounts", as such term is defined in
Section 9-106 of the Code, including any and all rights and claims in, to and under, all accounts, accounts receivable, contract rights and rights to payment for merchandise, goods or commodities sold or leased or to be sold or leased or for services rendered or to be rendered however evidenced and all other forms of obligations for the payment of money, all guaranties and security therefor, and letters of credit relating thereto.

         "ACT" means the Securities Act of 1933, as the same may be amended from time to time.

         "AFG" means American Financial Group, Inc., an Ohio Corporation.

         "AFFILIATE" means, in relation to any Person, any Person which (directly or indirectly) controls or is controlled by or is under common control with such Person. For the purposes of this Loan Agreement, the term "control," including with correlative meanings, the terms "controlled by" and "under common control with," as used with respect to any Person, shall mean the possession (directly or indirectly) of the power to direct or to cause the direction of the management or the policies of such Person, whether through the ownership of shares of any class and the capital of such Person or by contract or otherwise.

         "AGREEMENT" means this Loan Agreement, including all Schedules, Exhibits, and Supplements hereto, if any, as the same may from time to time be amended, supplemented or otherwise modified.

         "ASSETS TO BE SOLD" means the commercial and vacant properties adjacent to the St. Clair Inn, the marina slips owned and operated by GH Resort or GH Yacht Club, and the residential properties and undeveloped land adjacent to the Thomas Edison Inn, all as more particularly described on the attached Exhibit "C."

         "ASSIGNMENT OF HOTEL FRANCHISE AGREEMENTS" means that certain Assignment of Hotel Franchise Agreements, Management Agreements, Permits and Contracts dated as of even date herewith, between each Hotel Subsidiary and the Lender substantially in the form of the attached Exhibit "D."


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                                      - 3 -

         "ASSIGNMENT OF LIFE INSURANCE" means the Assignment of Life Insurance Policies and Proceeds of even date herewith on the life of Donald W. Reynolds by and between MHG, St. Clair Inn and the Lender substantially in the form of Exhibit "E" attached hereto.

         "ASSIGNMENT OF MERITAGE NOTE" means the assignment by MHG to the Lender of its rights under the Meritage Note, the Meritage Pledge Agreement and all collateral and security related thereto substantially in the form of Exhibit "F" attached hereto.

         "BOOKS" means any and all books, records, ledger cards, files, correspondence, computer programs, tapes, discs and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon, and any and all other rights now or hereafter arising out of any contract or agreement between any Person and any service bureau or computer or data processing company charged with preparing or maintaining any Person's books or records or with credit reporting.

         "BUILDING MATERIALS" means any and all building materials or items of personal property used in connection with the development, construction or renovation of any improvements.

         "BUSINESS DAY" means any day except a Saturday, Sunday or legal holiday under the laws of the State of Ohio.

         "CAPITAL EXPENDITURES" means in relation to the Obligors for any period, all expenditures by the Obligors paid or accrued for the lease, purchase, construction or use of any property or assets the value of which, in accordance with GAAP, is required to be (or is permitted to be, and the Obligor so elects) capitalized on the consolidated balance sheet of the Obligor as of the end of such period, including, without limitation, all amounts paid or accrued by the Obligor for such period with respect to Capitalized Lease Obligations (excluding the interest component thereof).

         "CAPITALIZED LEASE OBLIGATIONS" means all lease obligations that, in accordance with GAAP, should be capitalized. (A Capitalized Lease Obligation shall be deemed incurred at the time a binding commitment to purchase or lease the subject property or equipment shall become effective).

         "CHATTEL PAPER" means any and all "chattel paper", as such term is defined in Section 9-105(1)(b) of the Code, including any and all writings of whatever sort which evidence a monetary obligation and a security interest in or lease of specific goods.

         "CLOSING" has the meaning attributed thereto in Section 6.1 hereof.

         "CODE" means the Uniform Commercial Code as adopted in the State of Michigan, as amended or supplemented from time to time.


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                                      - 4 -

         "COLLATERAL" means either the Loan I Collateral, the Loan II Collateral, or both, as appropriate.

         "CONSOLIDATED INTEREST EXPENSE" means with respect to a Person for any period, interest accrued or payable by such Person and its Subsidiaries during such period in respect of Total Debt determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED NET WORTH" of any Person means, the consolidated stockholders' equity of such Person and its Subsidiaries, as determined in accordance with GAAP consistently applied.

         "DEBT SERVICE" means for such period the sum (without duplication) of
(a) Consolidated Interest Expense plus (b) scheduled principal amortization of Total Debt (other than the final balloon payments in connection with Indebtedness of a Person and its Subsidiaries unless past due, whether or not such payments are made, or prepayments in connection with any Indebtedness).

         "DEFAULT" means any of the events specified in Section 5.1 hereof, whether or not there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

         "DEFAULT RATE" shall mean, with respect to the amount due and payable under either of Loan I or Loan II, that rate which is Four Percent (4%) in excess of the amount otherwise payable from time to time under the respective Note related to the applicable Loan, and, with respect to any other amounts otherwise due and payable under the terms of the Loan Agreement or any other Loan Document, shall mean Five Percent (5%) above the Prime Rate.

         "DEPOT BUILDING" means the building located at the Thomas Edison Inn Hotel and identified as parcel 6 on a survey dated February 7, 1996 prepared by T.R. Valentine & Associates, Inc., a copy of which has been delivered to Lender.

         "DESIGNATED TREASURY NOTE" shall mean the 5 7/8% U.S. Treasury Note due February 15, 2004.

         "DISCOUNT RATE" shall mean a rate per annum equal to the Subsequent Yield to Maturity plus 100 basis points (1.00%).

         "DOCUMENTS" mean any and all "documents", as such term is defined in
Section 9-105(1)(f) of the Code, and any and all documents of title, bills of lading, dock warrants, dock receipts, warehouse receipts and other similar documents, whether or not negotiable, including all documents which purport to be issued by a bailee or agent and purport to cover goods in any bailee's or agent's possession which are either identified or are fungible portions of an identified mass, including such documents of title made available to a Person for the purpose of ultimate sale or exchange of goods or for the purpose of loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing with goods in a manner preliminary to their sale or exchange.

         "EBITDA" means with respect to a Person for any period, earnings (or losses) before interest and income taxes of such Person and its Subsidiaries for such period plus, to the extent deducted in computing such earnings (or losses) before interest and income taxes, depreciation and amortization expense, all as determined on a consolidated basis with respect to such Person and its Subsidiaries in accordance with GAAP; PROVIDED, HOWEVER, EBITDA shall exclude earnings or losses resulting from (i) cumulative changes in accounting practices, (ii) discontinued operations, (iii) extraordinary items, (iv) net income of any entity acquired in a pooling of interest transaction for the period prior to the acquisition, (v) net income of a Subsidiary that is unavailable to such Person, and (vi) net income from corporations, partnerships, associations, joint ventures or other entities in which such Person or a Subsidiary has a minority interest and which such Person does not control, except to the extent actually received.

         "ENVIRONMENTAL INDEMNITY AGREEMENT" means the Environmental Indemnity Agreement between the Obligors and the Lender in the form of the attached Exhibit "G."

         "EQUIPMENT" means any and all "equipment" as such term is defined in
Section 9-109(2) of the Code, including: (i) any and all furniture and furnishings, including all office and hotel furniture, carpets, rugs and other floor coverings, shades, venetian blinds, drapes, curtains, tapestries, screens, works of art, pictures, paintings, tables, chairs, desks, clocks, sofas, beds, dressers, cabinets, lamps, decorative lighting fixtures and outdoor furniture;
(ii) any and all operating equipment, including washers, dryers, vacuum cleaners, stoves, ovens, ranges, refrigerators, garbage disposals, minibars, microwave ovens, timers, dishwashers, air conditioning equipment, beauty shop and barber equipment, fire extinguishers, enunciator system and other fire and life safety equipment; (iii) any and all office equipment, including all computers, fax machines, safes and cash registers and all accounting, duplicating, communication, switchboard and reservation equipment; (iv) any and all hotel and restaurant equipment, including all chinaware, glassware, linens, bedding, silverware, tableware, uniforms, kitchen utensils, janitor's equipment, unlaid carpeting and mechanical stores, including any and all such items bearing the name or identifying characteristics of any franchisor; (v) any and all recreation and athletic equipment, including all equipment used in connection with any gymnasium, sauna, hot tub, steam room or swimming pool and game and sports equipment; (vi) any and all entertainment equipment, including radios CD players, tape players, phonograph sets, speakers, phonograph records, tapes, arcade games, television sets, antennae and antenna systems, projection systems, intercoms and public address systems; (vii) any and all automobiles, trucks, vans, buses and other vehicles; (viii) any and all other trade fixtures, apparatus, other equipment and tangible personal property used in connection with the management, maintenance and operation of the Hotel Subsidiaries' business; and (ix) any and all renewals or replacements of, additions to or substitution for, the above-enumerated items.


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                                      - 6 -

         "EVENT OF DEFAULT" means any of the events specified in Section 5.1 hereof, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

         "FINANCING STATEMENTS" mean the UCC financing statements to be filed in the offices listed on Schedule 1.1(a) hereto.

         "FIXTURES" mean any and all "fixtures", as such term is defined in
Section 9-313(1)(a) of the Code, (other than tenant improvements in or which a Person has at no time any right, title, claim, estate or interest) located upon or within a Property or now or hereafter installed in, or used in connection with a Property, including any and all machinery, equipment, appliances and fixtures for generating or distributing air, water, heat, electricity, light, fuel or refrigeration, for ventilating or sanitary purposes, for the exclusion of vermin or insects or for the removal of dust, refuse or garbage or for other purposes, all wall beds, wall safes, built-in furniture and installations, furnishings, shelving, lockers, partitions, vaults, elevators, dumbwaiters, awnings, mirrors, window shades, screens, venetian blinds, draperies, drapery rods and brackets, screens, floor coverings, carpets, light fixtures, fire hoses and brackets and boxes for the same, fire sprinklers, alarm systems, plumbing, bathtubs, sinks, basins, pipes, faucets, water closets, washers, dryers, tubs, trays and other laundry equipment, ice boxes, refrigerators, heating units, stoves, ovens, ranges, dishwashers, disposals, water heaters, incinerators, telephone, sound, television and communication systems, fire and life safety equipment, and athletic equipment and installations, in each case whether or not permanently affixed to a Property, together with all substitutions, replacements or additions.

         "GAAP" means Generally Accepted Accounting Principles at the time in effect.

         "GENERAL INTANGIBLES" mean any and all "general intangibles", as such term is defined in Section 9-106 of the Code, including the following: (i) any and all rights to payment of money other than Accounts, and all rights in any returned, reclaimed and repossessed goods and all rights, claims, titles, securities, security interests, liens and guaranties evidencing, securing, guarantying payment of, relating to or otherwise with respect to such rights to payment; (ii) any and all insurance policies covering any assets and all rights and claims therein or thereunder, including insurance against damage (including by fire or earthquake), loss, casualty or liability (including environmental cleanup costs), title insurance and builder's risk insurance, whether covering personal property, real property or intangible rights, together with the proceeds, products, renewals and replacements thereof, including prepaid and unearned premiums; (iii) any and all compensation, awards and payments and relief given by any Governmental Authority or other source, including as a result of damage to any of the assets resulting from earthquake, flood, windstorm, emergency or any other event or circumstance; (iv) any and all licensing agreements, royalties, license fees, reservations, sales literature, telephone numbers, deposits (including security and cleaning deposits and deposits collected from tenants or lessees or guests and deposits collected from purchasers pursuant to contracts for sale of a Property or any part thereof) or leases of personal property, purchase and sale contracts for a Property and other contracts, contract rights, undertakings, surety and other bonds, all forms of obligations owing to a Person or in which a Person may have an interest, any and all choses and things in action, goodwill, catalogs, purchase orders, customer lists (including pertaining to any mail order business operated by such Person in conjunction with a Property), invoices, purchase orders and tax and other refunds of every kind and nature; (v) any contracts, agreements, rights or written materials relating to the ownership, use, development, construction, maintenance, operation, marketing, leasing, occupancy, sale or financing of a Property, or a Person's other assets, including improvement plans and specifications, and architectural drawings and agreements with contractors, subcontractors, suppliers, project managers and supervisors, designers, architects, engineers, sales agents, leasing agents, consultants and property managers; (vi) any lawsuit, claim or arbitration proceeding against any Person or relating to any asset for any reason, whether or not presently excluded by
Section 9-104 of the Code; (vii) to the maximum extent permitted by the applicable law of the State, any and all licenses and other rights, privileges or permits issued by any Governmental Authority from time to time, including building permits, excavation permits or other consents relating to the construction, renovation, use or operation of a Property, but excluding any asset that is a liquor license under subsection (ix) below; (viii) any landlord's lien or innkeeper's lien or similar right created by law, in equity or by contract; (ix) to the maximum extent permitted by the applicable law of the State, any and all rights, title and interest in any liquor license, or similar permit, consent, certificate right or privileges necessary to permit a Person carrying on business at a Property to own, sell, serve, dispense and otherwise deal with alcoholic beverages; and (x) any and all right, title and interest arising from any rejection under the Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101-1330, as amended or supplemented from time to time, and any successor statute, and all of the rules issued or promulgated in connection therewith) of any lease under which a Person is the lessee by the lessor or any sublessor.

         "GOVERNMENTAL AUTHORITY" means any government, any federal, state, local or other political subdivision thereof, and any entity exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to government.

         "GUARANTY" means with respect to Loan I, the guaranty thereof by MHG, Food Service and GH Yacht Club and with respect to Loan II, the guaranty thereof by SCI, GH Resort and TEI substantially in the form of the attached Exhibits "H" and "H-I" and "GUARANTEES" means both of such Guarantees.

         "HERETO," "HEREIN," "HEREOF," "HEREUNDER" and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement unless the context otherwise indicates.

         "HOTEL ACCOUNTS" mean any and all "accounts", as such term is defined in Section 9-106 of the Code, including any and all rights and claims in, to and under, all accounts, accounts receivable, contract rights and rights to payment for merchandise, goods or commodities sold or leased or to be sold or leased or for services rendered or to be rendered, however evidenced, including, without limitation, any of the room charges and other consideration paid by any lodger or guest for the use or occupancy of any guest room, banquet room, ballroom, recreational facility, parking structure or other part of a Hotel Property, specifically, including, without limitation, charges for any and all telephone calls, laundry and dry cleaning, parking, valet, room service, use of rooms, banquet rooms and movie or other entertainment, any office, copy, fax or other business machinery, and all other forms of obligations for the payment of money owing to a Hotel Subsidiary arising out of the ownership and operation of a Hotel Property, all guaranties and security therefor, and letters of credit relating thereto.

         "HOTEL FRANCHISE AGREEMENTS" means the License Agreement between Spring Lake Inn, Inc. and Holiday Inns Franchising, Inc. dated August 21, 1995, as amended, and any replacement or substitution thereof together with any other franchise, management or other agreements covered by the Assignment of Hotel Franchise Agreements.

         "HOTEL PERSONAL PROPERTY" means each of the following related to the operation of the Hotel Properties: Equipment, Building Materials, Inventory, Fixtures, Chattel Paper, Hotel Accounts, Instruments, Intellectual Property, Documents, General Intangibles, Books, Landscaping, and Proceeds.

         "HOTEL PROPERTY" shall mean each of the Grand Haven Holiday Inn, Spring Lake, Michigan; the Thomas Edison Inn, Port Huron, Michigan; and the St. Clair Inn, St. Clair, Michigan and "HOTEL PROPERTIES" shall mean all of such properties as more particularly described on the attached Exhibit "J".

         "HOTEL SUBSIDIARIES" means each of SCI, GH Resort and TEI.

         "INDEBTEDNESS" means, as to a Person, all obligations of such Person and its Subsidiaries that, in accordance with GAAP, would be classified as liabilities upon a consolidated balance sheet.

         "INDEBTEDNESS FOR BORROWED MONEY" means, Indebtedness (i) in respect of any money borrowed by a Person and its Subsidiaries; (ii) under or in respect of any guaranty (whether direct or indirect) by such Person and its Subsidiaries of any Indebtedness for borrowed money of any other person; or (iii) evidenced by a loan or credit agreement, promissory note, debenture, bond or guaranty.

         "INSTRUMENTS" means any and all "instruments", as such term is defined in Section 9-105(1)(i) of the Code, including negotiable instruments, certificated and uncertificated securities and every other writing which evidences a right to the payment of money.

         "INTELLECTUAL PROPERTY" means any and all of the following rights, properties and assets: (i) any and all patents and patent applications, domestic or foreign, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses (including such patents, patent applications and patent licenses), all rights to sue for past, present or future infringement thereof, all rights arising therefrom and pertaining thereto and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (ii) any and all copyrights and applications for copyright, domestic or foreign, together with the underlying works of authorship (including titles), whether or not the underlying works of authorship have been published and whether said copyrights are statutory or arise under the common law, and all other rights and works of authorship, all rights, claims and demands in any way relating to any such copyrights or works, including royalties and rights to sue for past, present or future infringement, and all rights of renewal and extension of copyright; (iii) any and all state (including common law), federal and foreign trademarks, service marks, logos and trade names, and applications for registration of such trademarks, service marks, logos and trade names, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses (including such marks, names, applications and licenses), whether registered or unregistered and wherever registered, all rights to sue for past, present or future infringement or unconsented use thereof, all rights arising therefrom and pertaining thereto and all reissues, extensions and renewals thereof; (iv) any and all trade secrets, confidential information, customer lists, license rights, advertising materials, operating manuals, methods, processes, know-how, sales literature, drawings, specifications, blue prints, descriptions, inventions, name plates and catalogs; (v) any and all computer programs and software (including all source codes and object codes in media of any type or nature in which such source codes or object codes are reproduced, copied, stored or maintained at any time or from time to time and all licenses and other rights entitling a Person to use, copy and reproduce such object codes and source codes and a Person's rights in all licenses and other rights granted to any other Person to copy, use, sell, market or reproduce computer software and such source codes and object codes); (vi) any and all rights, privileges and claims, under any franchise agreements, and other contracts, agreements or licenses permitting a Person to use any General Intangible, including any trademarks, trade names, logos or service marks owned by any other Person; and (vii) the entire goodwill of or associated with the businesses now or hereafter conducted by a Person connected with and symbolized by any of the aforementioned assets.

         "INVENTORY" means any and all "inventory", as such term is defined in
Section 9-109(4) of the Code, (including goods in transit) in all of its forms, including: (i) any and all goods held by a Person for sale or lease or other disposition or otherwise used in connection with a Property, including those held for display or demonstration or out on lease or consignment or to be furnished under a contract of service or so leased or furnished or provided for the use of the guests of a Property, whether or not for a separate fee; (ii) any and all operating supplies used at or in the operation of a Property, including upholstery supplies, cleaning supplies, office supplies, paint supplies, laundry supplies, janitorial supplies, inventories of food, beverages, recreational supplies and any other supplies used or consumed in or in connection with any Property or any Person's business, and to the maximum extent permitted by applicable law of the State, liquor, wine and spirits; (iii) any and all raw materials, work in process, finished goods and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of the aforementioned goods or otherwise used or consumed in the operation of a Property or any Person's business and the resulting product or mass, including all supplies of food, foodstuffs and beverages and contents and minibars; (iv) all repossessed, returned, rejected, reclaimed and replevied goods of the kind described in clauses (i) through (iii); and (v) all additions and accessions to any of the foregoing, and all other similar items hereafter acquired by a Person by way of substitution, replacement, return, repossession or otherwise.

         "LANDSCAPING" means any and all trees, plants and other items of landscaping and decoration owned or leased by a Person to the extent that the same are not part of a Property under the applicable law of the State.

         "LIEN" means any mortgage, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as a conditional sale or title retention agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

         "LIFE INSURANCE" means those policies of insurance on the life of Donald W. Reynolds listed on the attached Exhibit "Q" having a death benefit of not less than Five Million One Hundred Thousand and 00/100 Dollars ($5,100,000.00).

         "LOAN I" means the Fourteen Million and 00/100 Dollar ($14,000,000.00) loan secured by the Loan I Collateral.

         "LOAN I COLLATERAL" means first mortgages on the Hotel Properties substantially in the form of the attached Exhibit "I", a perfected first-priority security interest in the Hotel Personal Property and the Assignment of Hotel Franchise Agreements.

         "LOAN II" means the Five Million Two Hundred Fifty Thousand and 00/100 Dollar ($5,250,000.00) loan secured by the Loan II Collateral.

         "LOAN II COLLATERAL" means the first mortgages on the Assets to be Sold substantially in the form of the attached Exhibit "K", a perfected first-priority security interest in the Loan II Personal Property, the assignment of the interest of the Obligor's in the Life Insurance, an assignment of MHG's interest in the Meritage Note and the collateral therefor, a pledge by MHG of the common stock of each of its Subsidiaries, and a pledge by MHG and Food Service of all partnership interests in the Partnership owned by them.

         "LOAN II PERSONAL PROPERTY" means each of the following located on or created by or in connection with any of the Assets to be Sold: Equipment, Building Materials, Inventory, Fixtures, Chattel Paper, Accounts, Instruments, Intellectual Property, Documents, General Intangibles, Books Landscaping, and Proceeds.

         "LOANS" mean Loan I and Loan II to be made by the Lender under this Agreement.

         "LOAN DOCUMENTS" mean the instruments delivered or to be delivered from time to time in connection with the Loans, including without limitation, this Agreement, the Notes, the Guarantees, the Assignment of Life Insurance, the Security Agreements, the Pledge Agreement, the Assignment of Meritage Note, the Meritage Certificate, the Environmental Indemnity Agreement, the Assignment of Hotel Franchise Agreements, the UCC Financing Statements, the Mortgages and the Partnership Pledge Agreement.

         "MAKE WHOLE PREMIUM" has the meaning set forth in Section 2.5 hereof.

         "MCC" means Meritage Capital Corp., a Florida corporation.

         "MCC CERTIFICATE" means the Certificate and Agreement of Meritage in the form of the attached Exhibit "M" dated as of the Closing Date.

         "MERITAGE NOTE" means the Nine Million Seven Hundred Fifty Thousand and 00/100 Dollars ($9,750,000.00) First Amended and Restated Secured Promissory Note dated September 19, 1995 payable by MCC to MHG.

         "MERITAGE PLEDGE AGREEMENT" means the Amended and Restated Stock Pledge Agreement dated September 19, 1995 between MCC and MHG, as amended by a First Amendment to the Stock Pledge Agreement dated February 26, 1996 pursuant to which MCC pledged to MHG One Million Three Hundred Ninety-Two Thousand Eight Hundred Fifty-Eight (1,392,858) shares of MHG's common stock.

         "MORTGAGES" mean collectively the mortgages securing Loans I and II.

         "NET CASH FLOW" means, on a consolidated basis, EBITDA less Capital Expenditures.

         "NOTES" mean the promissory notes made to the order of the Lender, executed pursuant hereto in substantially the form of Exhibit "A" attached hereto with respect to Loan I and in substantially the form of Exhibit "B" attached hereto with respect to Loan II and any promissory note made in exchange or substitution for the Notes; and "Note" means any of the Notes.

         "OBLIGORS" means, so long as any amount shall remain unpaid with respect to Loan II, each of MHG, the Hotel Subsidiaries, GH Yacht Club and Food Service, and after Loan II shall have been paid in full, means, each of the Hotel Subsidiaries.

         "ORIGINAL YIELD TO MATURITY" means Ten and three-tenths percent
(10.3%).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PARTNERSHIP" means Wendy's of West Michigan Limited Partnership.

         "PARTNERSHIP PLEDGE AGREEMENT" means the Pledge and Security Agreement in the form of Exhibit "R" pursuant to which the Lender is granted a pledge of and first priority security interest in all limited partnership units of the Partnership and the general partner's interest in the Partnership owned at anytime by any of the Obligors.

         "PENSION REFORM ACT" means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

         "PERMITTED LIEN" means:

                  (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable;

                  (ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old age pensions or other social security programs;

                  (iii) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by a Person in the operation of its business, and none of which is violated in any material respect by existing or proposed structures or land use;

                  (iv)  Liens in favor of the Lender; and

                  (v)  Liens set forth on Schedule 1.1(b) hereof.

         "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

         "PLAN" means a defined benefit plan as defined in the Pension Reform
Act.

         "PLEDGE AGREEMENT" means the Pledge Agreement between MHG and the Lender in the form of the attached Exhibit "N" pursuant to which the stock of each of the other Obligors is pledged to the Lender.

         "PRIME RATE" means the rate of interest announced from time to time by The Provident Bank, Cincinnati, Ohio, as its prime rate.

         "PROCEEDS" means any and all proceeds whether receivable or received from or upon the sale, lease, license, collection, use, exchange or other disposition, whether voluntary or involuntary, of any Collateral including "proceeds" as defined in Section 9-306 of the Code, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to or for the account of a Person from time to time with respect to any of the Collateral, any and all payments (in any form whatsoever) made or due and payable to a Person from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), any and all other amounts from time to time paid or payable under or in connection with any of the Collateral or for or on account of any damage or injury to or conversion of any Collateral by any Person, and all proceeds of such proceeds.

         "PROHIBITED TRANSACTION" has the meaning attributed thereto in the Pension Reform Act.

         "PROPERTY" shall mean each of the Hotel Properties and the Assets to be Sold and "Properties" shall mean all of the Hotel Properties and the Assets to be Sold.

         "RELEASE PRICE" shall have the meaning set forth in Section 2.6 hereof.

         "RELEVANT REFERENCE PERIOD" means, with respect to a Computation Date, the period of four (4) consecutive fiscal quarters ending on such Computation Date.

         "REPORTABLE EVENT" means any of the events set forth in Section 4043(b) of the Pension Reform Act or the regulations thereunder, other than any such event for which the Thirty (30) day notice requirement under the Pension Reform Act has been waived in regulations issued by the PBGC.

         "RESTAURANTS" means each of the Wendy's Restaurants operated by Food Service directly or through the Partnership.

         "SEC" means the Securities and Exchange Commission, as from time to time constituted, created under the Act.

         "SECURITY" has the meaning attributed thereto in Section 2(1) of the Act.

         "SECURITY AGREEMENTS" mean each of the Security Agreements of even date between the Lender, as secured party, and the Obligors (other than MHG) substantially in the form of Exhibit "O" attached hereto pursuant to which the Obligors (other than MHG) shall grant a security interest in the Collateral to the Lender.

         "STATE" shall mean the State of Michigan.

         "SUBSEQUENT YIELD TO MATURITY" shall mean, with respect to any prepayment of Loan I pursuant to Section 2.5 hereof, the offered side yield to maturity in respect of the Designated Treasury Note on the business day prior to the date of such prepayment as quoted in The Wall Street

Journal on the date of such prepayment; provided that if on any date on which the Subsequent Yield to Maturity is to be determined the Designated Treasury Note shall have ceased to be outstanding or the offered side yield to maturity in respect thereof cannot for any other reason be determined as above provided, the "Subsequent Yield to Maturity" shall be deemed to be the arithmetic average of the average yields to maturity of the closing offers quoted daily (or less frequently, if daily quotations shall not be available) by each of the Three (3) Government Securities Dealers, during the Seven (7) day period ending on the business day prior to the date of such prepayment, for actively traded marketable U.S. Treasury fixed interest rate securities with a final maturity date occurring during the period commencing July 1, 2003 and ending July 1, 2004 (other than securities which can, at the option of the holder, be surrendered at face value in payment of any Federal estate tax and securities which provide tax benefits to the holder and securities which were originally issued at a deep or substantial discount).

         "SUBSIDIARY" means any corporation in which a majority of the outstanding shares are owned or controlled, directly or indirectly, by any Person.

         "TOTAL DEBT" means with respect to a Person at any time, all Indebtedness of such Person and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.

         "TOTAL REVENUES FROM HOTEL OPERATIONS" means all revenue generated by the Hotel Subsidiaries in the normal course of their business, including, but not limited to, those arising from room rentals, retail space rentals, vending machine commissions, food and beverage service and telephone charges.

         "UCC FINANCING STATEMENTS" means the financing statements executed by the Obligors and to be filed in order to perfect the security interests granted to the Lender under the Security Agreements and the Pledge Agreement.

Section 1.2       ACCOUNTING TERMS.

         All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 1.3       USE OF DEFINED TERMS.

         All terms defined in this Agreement shall have their defined meanings when used in the Notes and the other Loan Documents, unless the context otherwise indicates or requires.

                                    ARTICLE 2

                              LOAN TERMS AND AMOUNT

Section 2.1       COMMITMENT.

         Subject to the terms and conditions of this Agreement, the Lender agrees to make Loan I to TEI, GH Resort and SCI and Loan II to GH Yacht Club, MHG and Food Service.

Section 2.2       USE OF PROCEEDS.

         The proceeds of Loan I shall be used exclusively for the following purposes: (i) to pay off Loan A; (ii) to fund capital expenditures with respect to the Hotel Properties; and (iii) to pay the costs, fees and expenses incurred by the Obligors in connection with the Loans, including, but not limited to, title insurance fees, survey costs, closing costs and legal fees. The proceeds of Loan II shall be used exclusively to refinance Loans B and C.

Section 2.3       NOTES; INTEREST RATES.

         The Loans shall be evidenced by two separate promissory notes. The promissory note with respect to Loan I shall be in the principal amount of Fourteen Million and 00/100 Dollars ($14,000,000.00), shall be executed by SCI, GH Resort and TEI and shall be substantially in the form of Exhibit "A" attached hereto. Loan I shall be guaranteed by MHG, GH Yacht Club and Food Service and shall be secured by the Loan I Collateral and a second lien on the Loan II Collateral. The second lien on the Assets to be sold shall be substantially in the form of the attached Exhibit "K-I". The promissory note with respect to Loan II shall be in the principal amount of Five Million Two Hundred Fifty Thousand and 00/100 Dollars ($5,250,000.00), and shall be executed by GH Yacht Club, MHG and Food Service and shall be substantially in the form of Exhibit "B" attached hereto. Loan II shall be guaranteed by the Hotel Subsidiaries and shall be secured by the Loan II Collateral and a second lien on the Loan I Collateral. The second lien on the Hotel Properties shall be substantially in the form of the attached Exhibit "L." Each Note shall bear interest at the rate provided for in such note.

         In the event that any of the Obligors shall be in default under the terms of the covenants contained in Section 4.2(d) or 4.2(e) hereof and until such time as the Obligors shall demonstrate to the Lender that they are then in compliance with such covenants, the interest rate payable with respect to Loan I shall be increased to the rate which is Two Percent (2%) in excess of the rate provided for in the promissory note with respect to Loan I and the interest rate payable with respect to Loan II shall be equal to the Prime Rate plus Ten Percent (10%); PROVIDED, HOWEVER, nothing contained in this Section 2.3 or elsewhere in this Loan Agreement shall prevent the Lender from exercising any other rights available to it hereunder, including, but not limited to, the imposition of the Default Rate or the acceleration of the maturity of all amounts payable hereunder.

Section 2.4       PAYMENTS OF INTEREST AND PRINCIPAL.

         Interest accrued on the unpaid principal amount of the Notes and the principal of such Notes shall be due and payable as provided therein.

Section 2.5       PREPAYMENT.

         The Obligors may, at their option, upon notice to the Lender, as provided in this Section 2.5, prepay the Notes at any time, as a whole or in part at the principal amount so to be prepaid, together with accrued interest thereon to the date fixed for such prepayment together with the premium, if any, relating to such prepayment provided for below.

         (a) Except as set forth herein, the Obligors may not prepay in whole or in part, Loan I during the first four years after the Closing Date. In the event of the sale of one of the Hotel Properties during the first four years after the Closing Date, Obligors shall use the sale proceeds to make a partial or a complete prepayment of Loan I as follows: (i) a prepayment premium equal to four percent (4%) of the principal amount prepaid shall be paid if the sale occurs within 12 months after the Closing Date, (ii) a prepayment premium equal to three percent (3%) of the principal amount prepaid shall be paid if the sale occurs after the first anniversary of the Closing Date and within 24 months after the Closing Date, (iii) a prepayment premium equal to two percent (2%) of the principal amount prepaid shall be paid if the sale occurs after the second anniversary of the Closing Date and within 36 months after the Closing Date,
(iv) and a prepayment premium equal to one percent (1%) of the principal amount prepaid shall be paid if the sale occurs after the third anniversary of the Closing Date and within 48 months after the Closing Date. Beginning after the fourth anniversary of the Closing Date, and continuing until the sixth anniversary of the Closing Date, if Loan I is repaid in full through a refinancing or otherwise, the Lender shall receive a Make Whole Premium in addition to the principal and interest due under the terms of Loan I determined as follows:

                  (i) if the Subsequent Yield to Maturity on the date fixed for such prepayment plus one hundred basis points (1.00%) is equal to or greater than the Original Yield to Maturity, no premium shall be due on the prepayment of Loan I; and

                  (ii) if the Subsequent Yield to Maturity on the date fixed for such prepayment plus one hundred basis points (1.00%) is less than the Original Yield to Maturity, the premium due on the prepayment of Loan I shall be an amount equal to the excess of

                                    (x) The prorata portion of all remaining
                           payments of principal (including the balloon payment due December 1, 2003) and interest attributable to the principal to be prepaid (with the prorata portion of such payments assumed to be payable and computed as provided in the Note) on the Note with such interest payments and principal payments discounted from the respective due dates thereof monthly at the Discount Rate over

                                (y)  the Principal amount of the Note to be
                       prepaid on such date.

         (b) Subject to the terms of this Section 2.5, the Obligors may, at their option, voluntarily prepay Loan II in whole at any time, or in part in increments of One Hundred Thousand and 00/100 Dollars ($100,000.00) from time to time upon payment of all accrued interest on the amount so prepaid plus a prepayment premium of Ten Percent (10%) of the principal amount so prepaid; PROVIDED, HOWEVER, no premium shall be payable if the Lender requires and the Lender shall have the right to require such prepayment from the proceeds of (i) the sale of any of the Assets to be Sold, (ii) any sale of or payment from the Life Insurance, (iii) any payment on the Meritage Note, (iv) the sale of the Depot Building, or (v) distributions with respect to the Partnership. Proceeds from the sale of any of the Assets to be Sold shall, at the option of the Lender, be applied to prepay all or a portion of the amounts due under Loan II without premium or penalty. If the Lender requires the Obligors to use such proceeds to prepay Loan II, the balance of the proceeds, if any, may be used, at the option of the Obligors, to prepay all or a portion of Loan I, to make Capital Expenditures on the Hotel Properties or for general corporate purposes. If the Lender elects not to require the Obligors to use such proceeds to prepay Loan II, such proceeds may be used, at the option of the Obligors, to prepay all or a portion of Loan I or Loan II, to make Capital Expenditures on the Hotel Properties or for general corporate purposes. If the Obligors or the Lender shall receive or be entitled to receive any payments on the Life Insurance or the Meritage Note, such payments shall, at the option of the Lender, be applied to prepay all or a portion of the amounts due under Loan II without premium or penalty. If the Lender requires the Obligors to use such proceeds to prepay Loan II, the balance of such proceeds, if any, may be used, at the option of the Obligors, to prepay all or a portion of Loan I, to make Capital Expenditures on the Hotel Properties or for general corporate purposes. If the Lender elects not to require the Obligors to use such proceeds to prepay Loan II, such proceeds may be used, at the option of the Obligors, to prepay all or a portion of Loan I or Loan II, to make Capital Expenditures on the Hotel Properties or for general corporate purposes. If the Obligors receive or are entitled to receive any cash compensation for the sale of the Depot Building, such payments shall be applied to prepay all or a portion of the amounts due under Loan II without premium or penalty. If the Obligors receive or are entitled to receive any distributions with respect to the Partnership on or prior to December 1, 1997, the distributions shall be applied first to pay any interest due on Loan II and then to prepay all or a portion of Loan II. After December 1, 1997, if MHG or an Obligor owns less than one hundred percent (100%) of the Partnership, any distributions from the Partnership shall be applied to prepay all or a portion of Loan II. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, in the event of any prepayment because of foreclosure of the Mortgages or other judicial sale of the Collateral, there shall be due and payable a prepayment premium in the amount of ten percent (10%) of the amount prepaid.

         (c) The Obligors shall give written notice to the Lender of any intended prepayment under either of the Notes not less than Thirty (30) days before the date fixed for prepayment, specifying (iii) the date fixed for such prepayment, (iv) the principal amount of the Note to be prepaid, and (v) the premium, if any, and accrued interest applicable to such prepayment. Upon the giving of such notice, the unpaid principal amount of the Note to be prepaid, together with the premium, if any, and accrued interest thereon, shall become due and payable on the date fixed for such prepayment. If after giving notice to the Lender, the Obligors fail to make the prepayment of which it gives notice to the Lender, Obligors shall pay an administrative fee equal to the greater of One Percent (1%) of the intended prepayment or the amount of the prepayment premium payable with respect to such prepayment within Three (3) days after the date fixed for such prepayment, which payment shall reinstate the Loan which was to have been prepaid in accordance with the terms and provisions of the applicable Note and this Agreement and shall not constitute a Default or Event of Default hereunder.

         (d) Any amounts prepaid with respect to Loan I or Loan II shall be applied to the payments due under such Loans in the inverse order of maturity.

Section 2.6       RELEASE PRICES.

         The initial Release Price for the Thomas Edison Inn will be Nine Million Four Hundred Eight Thousand and 00/100 Dollars ($9,408,000), the initial Release Price for the St. Clair Inn will be Four Million Thirty-Two Thousand and 00/100 Dollars ($4,032,000) and the initial Release Price for the Grand Haven Holiday Inn will be Three Million Three Hundred Sixty Thousand and 00/100 ($3,360,000). The Lender shall have the right to adjust the Release Prices between the Hotel Properties on an annual basis so long as the aggregate Release Prices do not exceed One Hundred Twenty Percent (120%) of the unpaid principal balance of Loan I, and in the Lender's sole and reasonable discretion, the Release Price for each Hotel Property is based upon the estimated fair market value of each property compared to the total estimated fair market value of all of the Hotel Properties.

Section 2.7       MANNER OF PAYMENTS; COMPUTATION OF INTEREST.

         Interest on the Notes shall be calculated on the basis of a three hundred sixty (360) day year composed of twelve (12) months each having thirty
(30) days.

         All payments (including prepayments) by the Obligors on account of principal or, premium, if any, and interest on, the Notes shall be made to the Lender at the address specified in Section 7.6 hereof (or at such other place as the Lender shall notify the Obligors in writing), in lawful money of the United States of America and in immediately available funds.

         If any payment to be made under the Notes becomes due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day.

Section 2.8       EXCHANGE OF NOTES.

         At the written request of the holder of the Notes and upon surrender of the Notes for such purposes, the Obligors shall, at any time and at its expense (other than any transfer taxes) issue new Notes to the Lender or to another entity designated by the Lender which is an Affiliate of AFG in exchange for such Notes in denominations not smaller than One Million and 00/100 Dollars ($1,000,000.00) specified by such holder, in an aggregate principal amount equal to the unpaid principal amount of the Notes so surrendered and substantially in the form of Exhibit "A" or Exhibit "B", as applicable, with appropriate insertions and variations, and bearing interest from the date to which interest has been paid on the Notes so surrendered; provided, however, that the Obligors' obligation to issue new Notes pursuant to this Section 2.8 shall be subject to delivery to the Obligors by the holder of the Notes of a representation substantially similar to that contained in Section 3.2(b) hereof.

Section 2.9       COMMITMENT FEE.

         Obligors shall pay to the Lender at Closing a commitment fee of Two Hundred Thousand and 00/100 Dollars ($200,000).

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

Section 3.1       REPRESENTATIONS AND WARRANTIES OF MHG.

         In order to induce the Lender to enter into this Agreement and to make the Loans, MHG makes the following representations and warranties to the Lender:

         (a) CORPORATE EXISTENCE. MHG and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

         (b) POWER AND AUTHORITY. MHG and each of its Subsidiaries have full power, authority and legal right, material governmental permits, consents and licenses, and all other authorizations which are necessary for them to own, lease and operate their respective properties and to transact the business in which each is engaged.

         (c) QUALIFICATION. MHG and each of its Subsidiaries is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which the conduct of their respective businesses or the ownership of their respective assets requires such qualification except where the failure to be so qualified would not have a material adverse effect on MHG or any of its Subsidiaries or their respective operations.

         (d) TRANSACTION AUTHORITY AND PROCEEDINGS. Except as set forth on
Schedule 3.1(d) hereto, MHG and each of its Subsidiaries has all requisite power, authority and legal right to execute, deliver and perform all of their respective obligations under this Agreement, the Notes and the other Loan Documents to which each of them is a party; the execution, delivery and performance by MHG and each of the Subsidiaries of this Agreement, the Notes and the other Loan Documents to which each of them is a party have been duly authorized by all necessary corporate action, and do not and will not require any consent or approval of any other party, including the stockholders of MHG.

         (e) NO LEGAL BAR. Except as set forth on Schedule 3.1(e) hereto, the execution, delivery and performance by MHG and each of its Subsidiaries of this Agreement, the Notes and the other Loan Documents to which each of them is a party do not and will not (i) violate any material provision of any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect, or the certificate of incorporation, charter, by-laws or any preferred stock provision of MHG or any of its Subsidiaries; nor (ii) result in a material breach of or constitute a material default under any existing Indebtedness, mortgage, indenture, loan or credit agreement, or any other agreement, lease or instrument to which MHG or any Subsidiary is a party or by which MHG, any of the Subsidiaries or their respective properties may be bound or affected; nor (iii) result in the creation or imposition of any Lien on any of the properties or assets of MHG or any of its Subsidiaries except as contemplated by this Agreement.

         (f) EXECUTION, BINDING EFFECT. This Agreement has been duly executed and delivered by MHG and each of its Subsidiaries and constitutes, and the Notes and other Loan Documents to which each of MHG and its Subsidiaries are parties when executed and delivered by MHG and each of its Subsidiaries will constitute, legal, valid and binding obligations of each of MHG and its Subsidiaries, as the case may be, enforceable against such entities in accordance with their respec-tive terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or by the availability of equitable remedies.

         (g) LITIGATION. Except as set forth on Schedule 3.1(g) hereto, there are no actions, suits, investigations, claims or proceedings (whether or not purportedly on behalf of MHG or one of its Subsidiaries) pending or, to the knowledge of MHG, threatened against or affecting MHG, any of its Subsidiaries or any of their respective properties before or by any court, arbitrator or governmental body, which would, if determined adversely to MHG or any of its Subsidiaries, have a material adverse effect on the financial condition, business or operations of MHG or any of its Subsidiaries or the ability of such entities to perform their obligations under this Agreement, the Notes and the other Loan Documents.

         (h) DEFAULT. Except as set forth on Schedule 3.1(h) hereto, neither MHG nor any of its Subsidiaries is in default and no condition exists which, with the passing of time, and/or the giving of notice would constitute a default or an event of default under any existing Indebtedness, order, writ, judgment, injunction, decree, determination, award, indenture, agreement, lease or other instrument to which MHG or any of its Subsidiaries is a party or by which MHG or any of its Subsidiaries is subject or bound.

         (i) GOVERNMENT CONSENTS, REGISTRATION, ETC. To the best of MHG's knowledge after diligent inquiry, no authorization, consent, approval, license, exemption, filing, qualification or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery or performance by MHG or its Subsidiaries of this Agreement, the Notes or the other Loan Documents or the transactions contemplated hereby or thereby. Neither MHG nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Interstate Commerce Act, or any statute or regulation which regulates the incurring of Indebtedness for Borrowed Money.

         (j) DESIGNATED CONTRACTS. Except as set forth on Schedule 3.1(j), no authorization, consent or approval from any party, is or will be necessary in connection with the Assignment of Hotel Franchise Agreements.

         (k) PRINCIPAL OFFICE; NAME. The principal place of business, the chief executive office and the place at which the books and records of MHG and its Subsidiaries are kept is 40 Pearl Street, N.W., Suite 900, Grand Rapids, Michigan 49503. All other locations where MHG and its Subsidiaries conduct business or own real or personal property are listed on Schedule 3.1(k) hereto.

         (l) PRIVATE OFFERING. MHG has not, either directly or indirectly, offered the Notes or any similar security of MHG or its Subsidiaries to, or solicited offers to acquire from, or otherwise approached or negotiated with respect thereto with, any Person other than the Lender. Neither MHG nor anyone acting on its behalf shall offer the Notes or any part thereof or any similar securities for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as thereby to bring the issuance of the Notes within the provisions of Section 5 of the Act.

         (m) FINDER'S FEE. Neither MHG nor any of its Subsidiaries have made any agreement or taken any action which may cause anyone to become entitled to a commission or finder's fee as a result of the making of the Loans.

         (n) FINANCIAL STATEMENTS; INDEBTEDNESS. (i) The consolidated balance sheet of MHG as of November 30, 1995, and the related consolidated statements of income and retained earnings and consolidated statements of cash flows for the fiscal year ended on November 30, 1995, reported upon by Grant Thornton LLP, independent public accountants, copies of which have been furnished to the Lender, (x) have been prepared in accordance with GAAP and are complete and correct in all material respects, and (y) fully and fairly present the financial condition of MHG as at such date and the results of operations of MHG for the period covered thereby;

                  (ii) the consolidated balance sheet of MHG as of September 30, 1996 and the related consolidated statements of income and retained earnings and consolidated statements of cash flows for the ten months ended September 30, 1996, copies of which have been furnished to the Lender, (x) have been prepared in accordance with GAAP and are complete and correct in all material respects,
(y) fully and fairly present the financial condition of MHG at such date and the results of operations of MHG for the period covered thereby, and (z) since September 30, 1996, there has been no material adverse change in such condition or operations;

                  (iii) since September 30, 1996 MHG has incurred no material Indebtedness of any nature which remains unpaid, including, but without limitation, liabilities for taxes and any interest or penalties relating thereto, except to the extent listed on Schedule 4.2(c) hereof; and MHG does not know of any basis for the assertion against MHG of any material claim or liability of any nature not fully reflected and reserved against in the financial statements referred to in the preceding paragraph.

         MHG owns no material assets except for the Meritage Note, the Meritage Pledge Agreement, and the common stock of its Subsidiaries. The Subsidiaries have good and marketable title to the Hotel Properties, the Assets to be Sold and the Collateral, free, clear and unencumbered except for Permitted Liens.

         (o) TAXES. MHG and its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed (except those as to which valid extensions of time have been granted) and paid all taxes, assessments, fees and other governmental charges imposed upon MHG and its Subsidiaries or upon any of their respective properties, income or franchises, which are due and payable (except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided). Except as described on Schedule 3.1(o), all tax liabilities of MHG and its Subsidiaries are adequately provided for, and neither MHG nor any of its Subsidiary knows of any proposed additional tax assessment against it or its Subsidiaries not adequately provided for in the Balance Sheet of MHG at September 30, 1996. The provision for taxes on the books of MHG and its Subsidiaries is adequate for their respective current fiscal periods.

         (p) REGULATIONS G AND U. MHG is not engaged in the business of extending credit for the purpose of purchasing or carrying "margin securities" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loan will be used to extend credit to others for the purpose of purchasing or carrying any "margin securities." MHG does not own any "margin securities" (as defined in Regulation G of the Board of Governors of the Federal Reserve System) which in the aggregate would constitute a substantial part of the assets of MHG.

         (q) COMMITMENTS. Except as described on Schedule 3.1(q) hereto, neither MHG nor any of its Subsidiaries have any material lease, contract or commitment of any kind which provides for an annual expenditure in excess of Fifty Thousand and 00/100 Dollars ($50,000.00); to the best knowledge of MHG and its Subsidiaries, all parties (including MHG and its Subsidiaries) to all such material leases, contracts and other commitments have complied with all material provisions of such leases, contracts and other commitments; no party is in default under any thereof and no event has occurred which, but for the giving of notice or the passage of time, or both, would constitute a default.

          (r) COMPLIANCE WITH LAW. MHG and each of its Subsidiaries have complied with all material applicable laws, ordinances, governmental rules or regulations with respect to:

                   (i) any restrictions, specifications, or other requirements pertaining to products that MHG and its Subsidiaries sell or to the services they perform;

                   (ii) the conduct of their respective businesses; and

                   (iii) the use, maintenance and operation of the real and
               personal properties owned or leased by them in the conduct of their respective businesses.

         (s) SUBSIDIARIES.  MHG has no Subsidiaries other than the other
Obligors.

         (t) DISCLOSURE. No information, exhibit or report furnished by MHG to the Lender in connection with the negotiation of the Loan, or the Loan Documents contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading.

         (u) RESTRICTIONS ON MHG. Except and as provided under the Articles of Incorporation and Bylaws of MHG and its Subsidiaries, there are no limitations in any indenture, mortgage, deed of trust or other agreement or instrument to which MHG or any of its Subsidiaries is now a party or by which MHG or any of its Subsidiaries may now be bound with respect to the declaration and payment of dividends or other distributions on its capital stock, the incurrence of indebtedness or payment of interest thereon, nor any provision which, by requiring the maintenance of specified amounts of net current assets, ratios of current assets to liabilities, ratios of equity or surplus to debt, or otherwise, directly or indirectly has the effect of such a limitation.

         (v) CAPITALIZATION. The authorized and issued capital stock of MHG and each of its Subsidiaries is set forth on Schedule 3.1(v) hereto. Except as is therein disclosed, there are no shares of any class of capital stock of MHG or its Subsidiaries issuable upon conversion or exercise of any security of MHG, nor are there any rights, options or warrants outstanding to purchase shares of any class of capital stock of MHG except as set forth on Schedule 3.1(v). MHG owns all of the outstanding equity securities of each of the other Obligors free, clear and unencumbered by all Liens, except Liens in favor of Lender.

         (w) INVESTMENT COMPANY. MHG is not an investment company within the meaning of the Investment Company Act of 1940, as amended, nor, to the best of MHG's knowledge, is it, directly or indirectly, controlled by or acting on behalf of any person which is an investment company within the meaning of said Act.

         (x) ERISA. All Defined Benefit Pension Plans (as defined in the Pension Reform Act) of MHG or any Affiliate of MHG meet, as of the date hereof, the minimum funding standards of Section 302 of the Pension Reform Act, and no Reportable Event or Prohibited Transaction has occurred with respect to any such plan. No fact, including, but not limited to, any Reportable Event or prohibited transaction exists in connection with any Plan of MHG or any Affiliate of MHG which might constitute grounds for the termination of any such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan.

         (y) CONDITION OF ASSETS. Since September 30, 1996, neither the business nor the properties of MHG or the other Obligors have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition, or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or agency thereof, riot, activities of armed forces or acts of God or of any public enemy.

         (z) OWNERSHIP OF PARTNERSHIP UNITS. Food Service owns at least Six Hundred Thirty-Nine and 80/100 (639.80) limited partnership units in the Partnership, which limited partnership units represent 50.9% of the limited partnership units outstanding. MHG has entered into an agreement to acquire the general partnership interest in the Partnership which interest is assignable and shall be assigned to Food Service.

         (aa) DISTRIBUTIONS FROM THE PARTNERSHIP. The Partnership has made no distributions of cash or other property to its partners since July 24, 1996.

Section 3.2       REPRESENTATIONS AND WARRANTIES OF THE LENDER.

         The Lender makes the following representations and warranties to the
Obligors:

         (a) CORPORATE ORGANIZATION. The Lender is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to carry on its business as now conducted.

         (b) INVESTMENT REPRESENTATION. The Lender is acquiring the Notes in the ordinary course of its commercial lending business for its own account for investment and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Act, but subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control, and without prejudice to its right at all times to sell or otherwise dispose of all or any part of the Notes under a registration or exemption from registration available under the Act.

         (c) CORPORATE AUTHORITY. The Lender has taken all corporate action necessary to authorize the execution, delivery and performance of all obligations on its part to be performed hereunder. The execution and delivery of this Agreement is not, and the performance of this Agreement will not result in, a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or other agreement, or the Certificate of Incorporation or By-Laws of the Lender, as presently in effect, or any order, writ, injunction, rule or regulation of any court or Federal, state, county, municipal or other regulatory board or body or administrative agency having jurisdiction over the Lender or over its properties or its business. No event has occurred and no condition exists which, upon making of the Loans or the passing of time, would constitute a default or an event of default under any agreement, other instrument or understanding to which the Lender is a party or by which it is bound.

         (d) FINDERS FEE. The Lender has not made any agreement or taken any action which may cause anyone to become entitled to a commission or finder's fee as a result of the making of the Loans.

Section 3.3       SURVIVAL OF REPRESENTATIONS.

         All representations and warranties made by MHG, the other Obligors and Lender in this Agreement and the other Loan Documents shall survive the execution and delivery of such instrument and the making of the Loans.

                                    ARTICLE 4

                                    COVENANTS

         MHG and each of its Subsidiaries covenants and agrees that, until all of the principal amount of and interest due on the Notes and all other amounts due hereunder shall have been duly paid in full in lawful money, MHG and its Subsidiaries will comply with the following covenants (unless such covenants specifically provide otherwise).

Section 4.1       GENERAL COVENANTS.

         (a) FINANCIAL STATEMENTS AND REPORTS. MHG will maintain an adequate system of accounting in which complete entries are made in accordance with GAAP reflecting all financial transactions of MHG, and MHG will furnish to the Lender the following:

                    (i) ANNUAL FINANCIAL STATEMENTS. Within ninety (90) days after the close of each fiscal year an audit report, prepared in accordance with GAAP, certified by nationally recognized independent certified public accountants, including a consolidated balance sheet of MHG as of the end of such period, the related consolidated statements of income and retained earnings and the consolidated statements of cash flows for MHG for the fiscal year then ended;

                   (ii) QUARTERLY FINANCIAL STATEMENTS. Within forty-five (45) days after the close of each fiscal quarter, unaudited statements at the close of such quarter, including a consolidated balance sheet of MHG as of the end of such period, the related consolidated statements of income and retained earnings and the consolidated statements of cash flows for MHG for the quarter then ended, certified by a responsible officer of MHG;

                   (iii) MONTHLY OPERATING REPORTS. Within twenty (20) days after the close of each month, operating reports and other financial information in such format as is reasonably requested by the Lender detailing the results of operations for each of the Hotel Properties, and the Restaurants, collectively;

                   (iv) ANNUAL OPERATING BUDGET. At least fifteen (15) days after the start of each fiscal year, an annual operating and Capital Expenditure budget for each Hotel Property, the Restaurants (on an aggregate or consolidated basis) and any other operating entities, including cash flow projections for the upcoming fiscal year, presented on a monthly basis consistent with the operating statements referred to in clauses (ii) and (iii) above;

                    (v) NO DEFAULT CERTIFICATE; CONSOLIDATING SCHEDULES; Together with the annual and quarterly financial statements required hereunder, a certificate signed by the President or any Vice President of MHG to the effect that no Default under this Agreement exists, that MHG is in full compliance with each of the financial covenants set forth in Section 4.2 hereof, and that no condition exists which, with the passage of time or the giving of notice or both, would give rise to a Default hereunder except as specified in such certificate, and consolidating schedules detailing the entries and adjustments made to create the consolidated financial statements;

                   (vi) SEC AND SHAREHOLDER REPORTS. Promptly after the sending or making available or filing of the same, copies of all reports, proxy statements and financial statements that MHG sends or makes available to its stockholders and all registration statements and reports that MHG files with the Securities and Exchange Commission or any successor Person;

                   (vii) TAX RETURNS. Within ten (10) days of the Lender's request therefor, MHG and each of the other Obligors will furnish to the Lender copies of the federal income tax returns filed by MHG and each of its Subsidiaries;

                 (viii) FINANCIAL STATEMENTS AND TAX RETURNS FOR THE PARTNERSHIP. Within ninety (90) days after the close of each fiscal year, MHG or Food Service will furnish to Lender an audit report, prepared in accordance with GAAP, certified by nationally recognized independent certified public accountants, including a balance sheet for the Partnership as of the end of such period, the related statements of income and partners' equity, and the statement of cash flows for the Partnership for the fiscal year then ended. Within ten (10) days of the Lender's request therefor, MHG or Food Service will furnish to the Lender copies of all tax returns filed by the Partnership.

                   (ix) ADDITIONAL INFORMATION. Such other information as the Lender may from time to time reasonably request.

         Notwithstanding the foregoing, MHG and Food Service shall have no obligation to provide any financial or other information to the Lender regarding the Partnership or the Restaurants if such information is not available to MHG or Food Service or if it would be a breach of duty or a violation of any applicable law to do so.

         (b) CORPORATE EXISTENCE. MHG and each of the other Obligors will carry on and conduct their respective businesses in substantially the same manner and in substantially the same fields of enterprise as they are presently conducted and do all things necessary to preserve corporate existences, licenses or qualifications as a domestic corporation in their respective jurisdictions of incorporation and as a foreign corporation in every jurisdiction in which the character of their respective properties or the nature of the business transacted by them at any time makes qualification as a foreign corporation necessary, and maintain all other material corporate rights and franchises. Until Loan II shall have been paid in full, MHG shall not take any action to cause or permit any change in the Partnership Agreement or structure of the Partnership except as contemplated by the second sentence of subsection 4.1(c) below.

         (c) MERGER. Except as permitted by Section 2.5 hereof, neither MHG nor any of the other Obligors will merge or consolidate with or into, or sell, assign, lease or otherwise dispose of to any Person (whether in one transaction or in a series of transactions) all or substantially all of its properties and assets (whether now owned or hereafter acquired); provided, however, that any of the Subsidiaries may be merged into MHG with Thirty (30) days prior notice to the Lender. In the event that the Partnership or its assets are combined with, merged into or contributed to MHG or any Subsidiary thereof in any manner, MHG or the appropriate Subsidiary shall be required to grant first liens to the Lender on all assets previously owned by the Partnership subject only to liens existing prior to the date on which such assets are combined with, merged into or contributed to MHG or one of its Subsidiaries. Upon the occurrence of such combination, merger or contribution, the assets of the Partnership shall become collateral for Loan II.

         (d) COMPLIANCE WITH LAWS. MHG and each of the other Obligors will comply with all laws, rules and regulations of any governmental body to which each may be subject and maintain and keep in full force and effect all franchises, licenses, permits, approvals or certificates required by governmental authorities material to the conduct of their respective businesses.

         (e) PRINCIPAL OFFICE. MHG and the other Obligors will maintain their respective principal place of business, chief executive office and the place at which their respective books and records are kept within the United States of America, and will not change the location of their respective principal place of business, chief executive office or the place at which their respective books and records are kept from the address specified in Section 3.1(k) hereof unless they shall have given the Lender at least Thirty (30) days prior written notice of such change.

         (f) DEFAULT NOTICE. MHG will give prompt notice in writing to the Lender of any Default or Event of Default hereunder, or of any condition which with the passage of time or the giving of notice or both would give rise to a Default or an Event of Default hereunder, and of any development, financial or otherwise, which would materially adversely affect their respective businesses, properties or affairs or the ability of MHG and the other Obligors to perform their respective obligations under this Agreement, the Notes, or under any other Loan Document.

         (g) USE OF PROCEEDS. The Obligors will use the proceeds of the Loans for the purposes set forth in Section 2.2 hereof and not for the purpose of purchasing or carrying any margin stock in violation of Regulations G or U of the Board of Governors of the Federal Reserve System.

         (h) FURTHER ASSURANCES. The Obligors will execute and deliver to the Lender, as requested by it, all further instruments, documents and agreements which may be deemed reasonably necessary and desirable by the Lender to carry out and perform the intent and purpose of this Agreement, the Notes and the other Loan Documents.

         (i) TAXES AND OTHER CLAIMS. The Obligors will promptly pay and discharge (i) all taxes, assessments and governmental charges and levies upon income, profits or property, real, personal or mixed, or any part thereof, and
(ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon their properties, provided, however, that neither MHG nor any of the other Obligors shall be required to pay or cause to be paid any tax, assessment, charge, levy or claim which is contested in good faith by appropriate proceedings and with respect to which it shall have set aside or caused to be set aside on its books reserves adequate therefor.

         (j) INSURANCE. The Obligors will keep and maintain public liability insurance and property and casualty insurance on their respective properties in such amounts and against such risks as provided for in the other Loan Documents, but, in any event, as are customarily maintained by similar businesses, including without limitation thereto, public liability, fire (with extended cover age) and workmen's compensation insurance and employee fidelity insurance. The Obligors shall make all premium payments required under the terms of the Life Insurance, and shall not attempt to cancel such policies or make any loans thereunder.

         (k) MAINTENANCE OF PROPERTIES. Each of the Obligors will do all things reasonably necessary to materially maintain, preserve, protect and keep its properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements, including Capital Expenditures, so that each of such properties is maintained in first-class operating condition, provided, however, the Obligors may demolish or cause to be demolished, the buildings, improvements and the Loan II Personal Property located on or related to the ancillary buildings adjacent to the St. Clair Inn, the commercial properties adjacent to the St. Clair Inn, and the residential properties adjacent to the Thomas Edison Inn.

         (l) ERISA. With respect to any Plan of MHG or any Affiliate of MHG, MHG or such Affiliate will (i) make prompt payments of contributions required to meet the minimum funding standards set forth in Sections 302 through 305 of the Pension Reform Act, (ii) promptly after the filing thereof, furnish to the Lender copies of each annual report required to be filed pursuant to Section 103 of the Pension Reform Act in connection with such Plan for each Plan year, including, if required by Section 103, (x) a statement of the assets and liabilities of such Plan as of the end of such Plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for Plan benefits, for such Plan year, certified by independent public accountants of recognized standing acceptable to the Lender, and (y) to the extent required by the Pension Reform Act, an actuarial statement of such Plan applicable to such Plan year, certified by an enrolled actuary of recognized standing acceptable to the Lender, (iii) notify the Lender immediately of any fact, including, but not limited to, any Reportable Event or Prohibited Transaction, arising in connection with any Plan which might constitute grounds for the termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, and (iv) furnish to the Lender, promptly upon its request therefor, such additional information concerning any Plan as may be reasonably requested.

         (m) SEC FILINGS. MHG will deliver to the Lender copies of (i) all documents filed or delivered by MHG with or received by such Person from the SEC or any successor agency, any securities exchange and any state blue sky or securities law commission which relates to or affects MHG, and (ii) all notices and other materials transmitted to its shareholders generally.

         (n) LITIGATION. The Obligors will deliver to the Lender immediately after the commencement thereof, notice in writing of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Obligors of the type described in Section 3.1(g) hereof.

         (o) INSPECTION. The Obligors will permit the Lender, its representatives and agents, to visit and inspect any of the properties, corporate books and financial records of the Obligors, to examine and make copies of the books of accounts and other financial records of the Obligors, to examine and make copies of the books of accounts and other financial records of the Obligors, and to discuss the affairs, finances and accounts of the Obligors, and to be advised as to the same by, the officers of, and the independent certified public accountants for, MHG at such reasonable times and intervals as the Lender may designate.

Section 4.2       ADDITIONAL COVENANTS.

         (a) ACQUISITION OF UNRELATED ASSETS. Until Loan II has been paid in full, MHG shall not, without the prior written consent of Lender, purchase any assets and shall not incur any obligations which are unrelated to and are not required in connection with the operation of the Hotel Properties, the Restaurants or the GH Yacht Club. Prior to consenting to any such acquisitions of unrelated assets, MHG shall be required to raise additional equity in such form and in such amounts as shall be satisfactory to the Lender in its sole discretion.

         (b) RESTRICTED PAYMENTS. Until Loan II has been paid in full, MHG will not, without the prior written consent of the Lender, declare or pay any dividends, purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding or return any capital to its stockholders as such other than those dividends payable on shares of MHG's convertible preferred stock which may be paid as provided for in the terms of such shares.

         (c) INDEBTEDNESS. Until Loan II has been paid in full, the Obligors shall not without the prior written consent of Lender, incur or suffer to exist any Indebtedness except (i) Indebtedness evidenced by the Notes, (ii) Indebtedness with those lenders and creditors listed on Schedule 4.2(c) hereto in amounts not in excess of the amounts listed thereon, (iii) trade indebtedness incurred in the ordinary course of business; and (iv) Indebtedness incurred by the Partnership prior to the time that MHG or Food Service acquires the general partnership interest in the Partnership, and (v) Indebtedness incurred in connection with an acquisition so long as such Indebtedness represents less than 67% of the total acquisition price.

         After Loan II has been paid in full, the Hotel Subsidiaries shall not incur or suffer to exist any Indebtedness except for Loan I, trade indebtedness incurred in the ordinary course of business and indebtedness set forth on
Schedule 4.2(c) hereto in amounts not in excess of amounts listed thereon.

         (d) MINIMUM CONSOLIDATED NET WORTH. MHG's Consolidated Net Worth as reported on the balance sheets to be delivered in accordance with Section 4.1(a)(i), (ii) and (iii) hereof shall not be less than the following amounts for the periods indicated on each Computation Date:

         COMPUTATION DATE                                              AMOUNT
         ----------------                                              ------

         November 30, 1996 to July 31, 1997                         $  3,750,000
         August 31, 1997 to October 31, 1997                        $  4,000,000
         November 30, 1997 to October 31, 1998                      $  8,000,000
         November 30, 1998 to October 31, 1999                      $  9,250,000

         November 30, 1999 to October 31, 2000                       $10,750,000
         November 30, 2000 to October 31, 2001                       $12,500,000
         November 30, 2001 to October 31, 2002                       $14,500.000
         November 30, 2002 to October 31, 2003                       $16,500.000


         (e)      COVERAGE RATIOS.

                  (i) On each Computation Date for the Relevant Reference Period, the ratio of (x) actual consolidated EBITDA of the Hotel Subsidiaries to (y) Debt Service of the Hotel Subsidiaries shall not be less than the ratios listed below:

      COMPUTATION DATE                               REQUIRED RATIO
      ----------------                               --------------

                  May 31, 1997                            1.1 to 1
                  August 31, 1997                         1.1 to 1
                  November 30, 1997                       1.2 to 1
                  February 28, 1998                       1.75 to 1
                  May 31, 1998                            1.75 to 1
                  August 31, 1998                         1.75 to 1
                  November 30, 1998                       1.9 to 1
                  February 28, 1999                       1.9 to 1
                  May 31, 1999                            1.9 to 1
                  August 31, 1999                         1.9 to 1
                  November 30, 1999                       1.9 to 1
                  February 28, 2000                       1.9 to 1
                  May 31, 2000                            1.9 to 1
                  August 31, 2000                         1.9 to 1
                  November 30, 2000                       2.0 to 1
                  February 28, 2001                       2.1 to 1
                  May 31, 2001                            2.2 to 1
                  August 31, 2001 and thereafter          2.3 to 1

                  (ii) On each Computation Date for the Relevant Reference Period, the ratio of (x) actual consolidated EBITDA minus Capital Expenditures of the Hotel Subsidiaries to (y) Debt Service of the Hotel Subsidiaries shall not be less than the ratios listed below:

    COMPUTATION DATE                                   REQUIRED RATION
    ----------------                                   ---------------

             May 31, 1997                                 0.3 to 1
             August 31, 1997                              0.3 to 1
             November 30, 1997                            0.4 to 1
             February 28, 1998                            0.7 to 1
             May 31, 1998                                 0.7 to 1
             August 31, 1998                              0.7 to 1
             November 30, 1998                            0.8 to 1
             February 28, 1999                            1.0 to 1
             May 31, 1999                                 1.2 to 1
             August 31, 1999                              1.4 to 1
             November 30, 1999                            1.6 to 1
             February 28, 2000                            1.6 to 1
             May 31, 2000                                 1.6 to 1
             August 31, 2000                              1.6 to 1
             February 28, 2001                            1.6 to 1
             May 31, 2001                                 1.7 to 1
             August 31, 2001                              1.7 to 1
             November 30,2001 and thereafter              1.8 to 1

         (f) LIMITATION ON CAPITAL EXPENDITURES. Except as set forth in the following sentence, the Obligors will not make or contract to make Capital Expenditures with respect to the Hotel Properties during any fiscal year in excess of the following amounts:

      FISCAL YEAR ENDING NOVEMBER 30,                          AMOUNT
      -------------------------------                          ------
                1997                                         $2,000,000
                1998                                         $2,000,000
              thereafter                              4% of Total Revenues from
                                                          Hotel Operations

         In any fiscal year, if the Obligors determine that it is unable or it is unnecessary to make all Capital Expenditures with respect to the Hotel Properties permitted by this section, they may carry over such unused amounts to the immediately following fiscal year, which unused amounts shall be expended first prior to the use of such fiscal year's Capital Expenditures budget.

         (g) OWNERSHIP AND CONTROL OF MHG. Subject to the restrictions regarding MCC's ability to vote its shares of MHG's Common Stock in connection with the election of Class II directors contained in Article III of MHG's Bylaws, as amended, at all times after the date hereof, (i) Christopher B. Hewett

("Hewett") shall own not less than 50% of the outstanding equity securities having the power to vote of MCC, (ii) MCC shall own and control, directly, both legally and beneficially, with the power to vote, Twenty-Five Percent (25%) or more of the issued and outstanding shares of the common stock of MHG on a fully diluted basis, or in the event of an issuance of common stock by MHG, MCC shall, directly, legally and beneficially, own more shares of MHG's common stock than any other shareholder or group of shareholders acting in concert and have sufficient control to cause the election of persons nominated by MCC as a majority of MHG's directors, and (iii) Hewett or another person acceptable to the Lender in its sole and absolute discretion shall serve as the President and Chief Executive Officer of MHG with all authority and responsibility generally exercised by persons in similar offices.

         (h) OWNERSHIP AND CONTROL OF THE OTHER OBLIGORS. MHG shall continue to own One Hundred Percent (100%) of the outstanding equity securities of each of the other Obligors and no additional equity securities shall be issued by any of the other Obligors.

         (i) LEASE OBLIGATIONS. No Obligor will incur or suffer to exist any lease obligations (including Capitalized Lease Obligations) except (i) lease obligations presently in existence and listed on Schedule 4.2(i) hereto, and
(ii) other lease obligations provided the aggregate annual rental payments under all such other leases shall not exceed Fifty Thousand and 00/100 Dollars ($50,000.00).

         (j) SALE AND LEASEBACK. No Obligor will enter into any sale and leaseback transaction with respect to their respective assets.

         (k) INVESTMENT AND LOANS. Except for the MCC Note, no Obligor will make or permit to exist any loans or advances, to, or purchases of or investments in, or acquisitions from any officer, shareholder, director or employee of MHG or any of its Subsidiaries.

         (l) GUARANTEES AND OTHER CONTINGENT LIABILITIES. No Obligor will directly or indirectly, guarantee, endorse (other than for collection or deposit in the ordinary course of business), discount with recourse, agree (contingently or otherwise) to purchase, repurchase or otherwise acquire or to supply or advance funds (whether by way of loan, stock purchase or capital contribution) in respect of, or become liable with respect to, directly or indirectly, any indebtedness, obligation, liability or dividend of any other person. Notwithstanding the foregoing, MHG shall be permitted to guarantee (i) the indebtedness of the Partnership to First of America Bank, Michigan in the approximate amount of Two Million Eight Hundred Thousand and 00/100 Dollars ($2.8 Million) and (ii) the Holiday Inn Franchise Agreement and the Wendy's International Franchise Agreement. MHG shall notify the Lender in writing if any financial default or delinquency occurs under either such franchise agreement.

         (m) ENCUMBRANCES. No Obligor will incur, or suffer to exist any pledge, mortgage, assignment or other encumbrance of or upon any of their respective assets or properties now owned, or of or upon the income or profits thereof, except Permitted Liens.

         (n) LIMITATION ON ENCUMBRANCES. No Obligor will enter into or suffer to exist any indenture, contract or other instrument or agreement with any Person which prohibits it from creating, incurring or suffering to exist any mortgage, pledge, lien, security interest or other encumbrance upon their respective assets and properties now owned, except as provided in this Agreement.

         (o) PREPAYMENTS. Except as contemplated herein, the Obligors will not make or suffer to be made any prepayment on Indebtedness other than the Notes.

         (p) LIMITATION ON TRANSACTIONS WITH AFFILIATES. Subject to Section 4.2(q) hereof, neither MHG nor any of the other Obligors will at any time, enter into or participate in any transaction with or make any payment to including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any officer, director, shareholder or Affiliate of MHG or MCC for an amount in excess of Twenty Five Thousand and 00/100 Dollars ($25,000.00) during any fiscal year, without the prior written consent of Lender.

         (q) LIMITATION ON EXECUTIVE COMPENSATION. For fiscal year 1996, neither MHG nor any of its Subsidiaries shall pay any officer total compensation, excluding bonuses, in excess of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00). Until Loan II is paid in full, (i) for any subsequent fiscal year, neither MHG nor any of its Subsidiaries shall pay any officer total compensation, excluding bonuses, in excess of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) increased by 5% for each succeeding fiscal year; and (ii) for fiscal year 1996 and thereafter, neither MHG nor any of its Subsidiaries shall pay Hewett or Robert E. Schermer, Jr. bonuses in excess of Seventy-Five percent (75%) of their respective total compensation in such year payable in accordance with the guidelines established by the respective Board of Directors or a designated committee thereof.

         (r) NET CASH FLOW RESERVE. Upon and during the continuance of an Event of Default under the terms of the covenants contained in Section 4.2(e)(i) or 4.2(e)(ii), Lender shall have the right to require that all Net Cash Flow of the Hotel Subsidiaries shall be deposited with the Lender and applied to reduce the outstanding principal of Loan I.

                                    ARTICLE 5

                              DEFAULTS AND REMEDIES

Section 5.1       EVENT OF DEFAULT.

         The occurrence of any one or more of the following events shall constitute an Event of Default, provided that there has been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or the happening of any further condition, event or act, it being agreed that time is of the essence hereof:

         (a) PAYMENT. Failure to pay for a period of Three (3) days after the same is due any installment of principal of, or premium or interest on either of the Notes or any other amount due the Lender under this Agreement when due which failure shall constitute an Event of Default under both Loans; or

         (b) MISREPRESENTATION. Any material representation or warranty made by the Obligors or any officer of any of the Obligors in this Agreement or in any Loan Document including any certificate, agreement, instrument or written statement contemplated hereby or made or delivered pursuant hereto or in connection herewith, shall prove to have been incorrect in any material respect as of the date on which made; or

         (c) BREACH OF COVENANT. Failure by any of the Obligors in the observance or performance of any other term, covenant or agreement contained in, or made in connection with, this Agreement, including, but not limited to, the covenants contained in Section 4.2 hereof, or any Loan Document on its part to be performed or observed and any such failure shall remain unremedied for ten
(10) Business Days after (i) written notice thereof shall have been given to Obligors by the Lender or (ii) the Lender is notified of such failure or should have been so notified pursuant to Section 5.1(f), whichever is earlier; provided, however, the failure by Obligors to deliver the documents required by
Section 6.3 hereof on a timely basis shall constitute an Event of Default without notice to the Obligors; or

         (d) CROSS DEFAULT. Failure by any of the Obligors to pay any Indebtedness (other than as evidenced by the Notes) owing by any of the Obligors, or any interest or premium thereon, when due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or shall fail to perform, prior to expiration of any applicable period of grace, any term, covenant or agreement on its part to be performed under any material agreement or instrument (other than the Loan Documents), including, without limitation, the franchise agreements described in Section 4.2(l) hereof when required to be performed if the effect of such failure is to accelerate or terminate, or to permit the holder or holders of such Indebtedness or the other party to such agreement or instrument to terminate such agreement, or the trustee or trustees under any such agreement or instrument to accelerate the maturity of such Indebtedness or to terminate such agreement unless such failure to pay or perform shall be waived by the holder or holders of such Indebtedness or the other party to such agreement or such trustee or trustees or any of the Obligors commences a proceeding to contest the validity or enforceability of such term, covenant or agreement within 30 days after the date of such performance is due and proceeds with the prosecution of such proceeding in good faith and such proceedings do not adversely affect the business or operations of any of the Obligors; or

         (e) INSOLVENCY. Any of the Obligors or MCC shall be or become insolvent, or be adjudicated a bankrupt or insolvent, or admit its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or any of the Obligors or MCC, shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its respective property, or such receiver, trustee or similar officer shall be appointed without the application or consent of such Obligors or MCC, and such appointment shall continue undischarged for a period of forty-five (45) days; or any of the Obligors or MCC, shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or any such proceeding shall be instituted (by petition, application or otherwise) against any of the Obligors or MCC and shall remain undismissed for a period of forty-five (45) days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of any of the Obligors or MCC and such judgment, writ, or similar process shall not be released, vacated or fully bonded within forty-five (45) days after its issue or levy; or

         (f) REPORTABLE EVENT. Any Reportable Event shall have occurred which the Lender determines in good faith constitutes grounds for the termination by the PBGC of any Plan or for the appointment by the appropriate United States District Court of a trustee for any such Plan, or any such Plan shall be terminated or any such trustee shall be appointed or any proceedings shall be instituted by the PBGC for such appointment, if the Lender in good faith determines such action could materially adversely affect the financial condition of MHG and its Subsidiaries; or

         (g) JUDGMENT. A final judgment for the payment of money in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) shall be rendered against any of the Obligors and shall remain undischarged for a period of sixty (60) days after the date upon which such judgment shall become final (including all appeals thereof) or the time for appeal shall have elapsed without an appeal having been taken and notice thereof has been given, by registered or certified mail, to the Obligors by specifying such event and requiring the Obligors to cause such judgment to be rescinded or annulled or to cause such indebtedness to be discharged; or

         (h) CONTEST LOAN. The validity or enforceability of this Agreement, the Notes or any of the other Loan Documents shall be contested by any of the Obligors, where any of the Obligors shall deny that it has any further liability or obligation hereunder or thereunder.

         (i) CONSENT OF WENDY'S INTERNATIONAL. Until the repayment of Loan II, the failure by MHG to obtain the consent of Wendy's International prior to February 1, 1997 for MHG or Food Service to own the general partnership interest of the Partnership.

Section 5.2  REMEDIES.

         If any Event of Default shall occur and be continuing, the Lender may exercise any or all remedies granted to it under applicable law, this Agreement and the other Loan Documents, and without further notice to the Obligors, may declare either or both of the Notes and all other amounts payable hereunder to be immediately due and payable, whereupon the principal amount of the Notes, together with accrued interest thereon, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein, in the Notes or in any Loan Document to the contrary notwithstanding.

                                    ARTICLE 6

                                     CLOSING

Section 6.1  PLACE, TIME AND DISBURSEMENT OF LOANS.

         The closing ("Closing") of the Loan shall take place at the offices of the Lender or their counsel, Messrs. Keating, Muething & Klekamp, at the address set forth for notices in Section 7.6 hereof. The Closing shall occur on or before November 26, 1996 or at such other time as the parties shall agree upon. At the Closing, upon satisfaction of all conditions set forth herein and subject to the terms of 2.3 hereof, the Lender shall disburse the proceeds of the Loans in accordance with written disbursement instructions of the Obligors delivered by the Obligors to the Lender.

Section 6.2  CONDITIONS TO MAKING THE LOANS.

         The Lender shall not be required to make the Loans unless each of the below listed conditions shall have occurred on or prior to the Closing.

         (a) DOCUMENTS. The Obligors shall deliver to the Lender all documents required to be so delivered pursuant to Section 6.3 hereof.

         (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of MHG made in this Agreement shall be true and correct in all material respects as of the date of the Closing, with the same effect as if made on such date except as affected by transactions contemplated by this Agreement.

         (c) MATERIAL CHANGE. In the judgment of the Lender, neither MHG nor any other Obligor shall have suffered any adverse material change in their respective financial condition or their respective ability to perform the terms and conditions of this Agreement and to consummate the transactions contemplated hereby.

         (d) COMPLIANCE WITH THIS AGREEMENT. The Obligors shall have performed and complied with all agreements, covenants and conditions contained in this Agreement which are required to be per formed or complied with by them before or at the Closing and there shall have occurred no Default hereunder.

         (e) LEGALITY. The Loan and the Notes shall qualify on the date of the Closing as legal investments for insurance companies organized under the laws of the State of Ohio pursuant to Sections 3925.01 et seq. and 3907.01 et seq. of the Ohio Revised Code.

         (f) LITIGATION. There shall have been no adverse change in the Litigation listed on Schedule 3.1(g).

         (g) LEGAL FEES. The Obligors shall have reimbursed Lender for all reasonable fees and disbursements of legal counsel to Lender which shall have been incurred by Lender through the Closing Date in connection with the preparation, negotiation, review, execution and delivery of the Loan Documents and the handling of any other matters incidental thereto.

         (h) PAYMENT OF COMMITMENT FEE. The Obligors shall have paid to Lender or made satisfactory arrangements with Lender for the payment of the Commitment Fee provided for in Section 2.9 hereof.

         (i) LIEN SEARCHES. Lender shall have received the results of a recent search by a Person satisfactory to Lender, of the UCC, judgment and tax lien filings which may have been filed with respect to personal property of the Obligors in the jurisdictions listed on Schedule 3.1(k), and the results of such search shall be satisfactory to Lender.

Section 6.3  DOCUMENTS TO BE DELIVERED TO THE LENDER AT CLOSING.

         At the Closing, the Obligors shall deliver to the Lender the following documents, each dated the date of the Closing unless otherwise herein indicated, in form and substance reasonably satisfactory to the Lender and their counsel:

         (a) ARTICLES OF INCORPORATION. Copies of the Articles of Incorporation (and all amendments thereto) of each of the Obligors, certified not more than seven days prior to the Closing by the Secretary of State of its state of incorporation, together with certificates of the Secretary or Assistant Secretary of each Obligor, dated the date of the Closing to the effect that the foregoing Certificate of Incorporation has not been amended since the date of the aforesaid certification.

         (b) BY-LAWS AND CORPORATE RESOLUTIONS. A copy certified by the Secretary or an Assistant Secretary of each Obligor of the By-Laws and the resolutions of the Board of Directors of each Obligor authorizing and approving the execution, delivery and performance of this Agreement, the Notes, the Guarantees, the other Loan Documents and the transactions contemplated hereby and thereby.

         (c) LOAN DOCUMENTS. Each of the Loan Documents shall have been duly and properly authorized, executed and delivered by each of the applicable Obligors.

         (d) INCUMBENCY OF OFFICERS. A certificate of the Secretary or an Assistant Secretary of each obligor as to the identity and incumbency of the officers of each Obligor authorized to sign the Loan Documents, together with specimen true signatures of such officers.

         (e) INSURANCE CERTIFICATE. A certificate of insurance evidencing insurance with respect to policies covering the Properties and the Collateral, stating that such policies are in full force and effect and naming the Lender as an additional named insured and loss payee thereunder.

         (f) OPINION OF MHG'S COUNSEL. A favorable opinion of counsel to the Obligors satisfactory to the Lender, addressed to the Lender, substantially in the form and to the effect set forth in Exhibit "P" hereof.

         (g) CERTIFICATE OF MCC. A certificate of an authorized officer of MCC, substantially in the form of the attached Exhibit "M."

                                    ARTICLE 7

                                  MISCELLANEOUS

Section 7.1  REMEDIES CUMULATIVE; NO WAIVER.

         The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         No failure or delay on the part of the Lender or any holder of the Notes in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

Section 7.2  OBLIGATION TO PAY, EXPENSES AND TAXES.

         The Obligors agree, whether or not the transactions contemplated by this Agreement shall be consummated, to pay or reimburse the Lender for all costs and expenses incurred by the Lender (i) in connection with the preparation, administration, amendment of the Loan and the Loan Documents, including without limitation the reasonable fees and out-of-pocket expenses of Messrs. Keating, Muething & Klekamp, counsel for the Lender, with respect thereto and of local counsel, if any, who may be retained by said counsel with respect thereto; (ii) all costs and expenses of the Lender, if any, in connection with the enforcement of (or the preservation of any rights under) the Loan Documents and any modification thereof; and (iii) all stamp, other taxes and license fees, if any, payable or determined to be payable by Lender in connection with execution and delivery of the Loan Documents, and the Obligors shall jointly and severally indemnify and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes. The obligations of the Obligors under this
Section 7.2 shall survive payment of the Notes and termination of this Agreement and the other Loan Documents.

Section 7.3  SEVERABILITY.

         Any provision of this Agreement which is prohibited and unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.4  CONFIDENTIALITY.

         All materials and information furnished to Lender which are not generally available to the public shall be confidential, and used only by Lender and their legal counsel to enable Lender and the Obligors to consummate this transaction.

Section 7.5  ENTIRE AGREEMENT; AMENDMENTS.

         This Agreement and the instruments referred to herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof.

         No amendment, modification, termination, or waiver of any provision of this Agreement or of the Notes nor consent to any departure by the Obligors therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Obligors in any case shall entitle the Obligors to any other or further notice or demand in similar or other circumstances.

Section 7.6  NOTICES.

         All notices, requests, demands and other communications provided for hereunder shall be in writing, and if addressed to the Obligors, mailed or delivered to it via facsimile or otherwise, addressed to it at:

                           Meritage Hospitality Group Inc.
                           40 Pearl Street, N.W., Suite 900
                           Grand Rapids, Michigan  49503
                           Attention:  Christopher B. Hewett, President

with a copy to:

                           Dykema Gossett PLLC
                           200 Oldtown Riverfront Building
                           Grand Rapids, Michigan  49503-2688
                           Attention:  Robert L. Nelson, Esq.

and, if to the Lender, mailed or delivered to it via facsimile or otherwise, addressed to it at:

                           Great American Life Insurance Company
                           250 East Fifth Street
                           Cincinnati, Ohio  45202
                           Attention:  Mark F. Muething, Esq.

with copies to:

                           American Money Management Corporation
                           Second Floor, Provident Tower
                           One East Fourth Street
                           Cincinnati, Ohio  45202
                           Attention:  Robert C. Lintz and Daniel J. Vonderhaar

                                            - and -

                           Keating, Muething & Klekamp
                           Provident Tower
                           One East Fourth Street
                           Cincinnati, Ohio  45202
                           Attention:  Paul V. Muething, Esq.

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All notices, requests, demands and other communications provided for hereunder shall be effective 3 business days after deposit in the mail, first class, postage prepaid, delivered to the telegraph company charges prepaid, or transmitted by facsimile to such party addressed as aforesaid.

Section 7.7 RELEASE OF COLLATERAL.

         Upon the payment in full of Loan I, including the principal thereof, all interest due thereon, and any applicable premium, all Loan I Collateral shall be released. Upon the payment in full of Loan II, including principal thereof, all interest due thereon, and any applicable premium, all Loan II Collateral shall be released, and the Loan II Guarantees with respect to Food Service and Yacht Club (but not MHG) shall be released. Notwithstanding the foregoing, the Lender shall not be required to release the last collateral held to secure either of the Loans if any amount remains due and payable to the Lender under the terms of this Agreement.

Section 7.8 BINDING EFFECT.

         This Agreement shall be binding upon and inure to the benefit of the Obligors, the Lender and their respective successors and assigns. No Obligor shall have the right to assign its respective rights hereunder or any interest herein without the prior written consent of the Lender.

         The Lender shall have the right to assign all or any part of their obligations to make the Loans to any Affiliate or Subsidiary of Lender; provided, however, such Assignment shall not relieve the Lender of their obligations hereunder. In the event of such Assignment by the Lender, the assignee in addition to the Lender, shall be deemed to have been named the "Lender" in the first paragraph of this Agreement and all representations, warranties and covenants of each Obligor made herein shall be deemed to have been made to and shall inure to the benefit of such assignee.

Section 7.9 EXECUTION IN COUNTERPARTS.

         This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

SECTION 7.10 REFERENCE TO HEADINGS.

         The Article and Section headings and the Index used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

Section 7.11 GOVERNING LAW.

         Except as expressly set forth therein, the Loan Documents shall be deemed to be contracts made under the laws of, executed, and delivered in the State of Ohio, and for all purposes shall be construed in accordance with the laws of the State of Ohio.

Section 7.12 DESIGNATION OF FORUM.

         Each of the Obligors agrees (a) that any suit, action, or proceeding pertaining to this Agreement may be instituted in the Courts of the State of Ohio or the United States District Court for the Southern District of Ohio, Western Division, and (b) irrevocably and unconditionally submits and consents to the jurisdiction and venue of any such court for such purpose. Each of the Obligors hereby irrevocably appoints CT Corporation, 3810 Carew Tower, Cincinnati, Ohio 45202, and its duly constituted successor(s), if any, as the agent for service of process in any proceeding instituted hereunder and each of the Obligors agrees that service of process upon such agent, in accordance with the then-prevailing and applicable law as hereinabove agreed to, with a copy of such summons or other instrument mailed to the Obligors (or any of them) in the manner specified in Section 7.6 hereof, shall, upon receipt by such Obligor, constitute proper service on such Obligor for all purposes without objections of any kind whatsoever. Notwithstanding the provisions of this Section 7.12, Lender shall also be entitled to institute legal proceedings to adjudicate matters pertaining to this Agreement against the other in any other competent court.

Section 7.13      PARTICIPATION.

         Notwithstanding any other provision of this Agreement, each of the Obligors agrees that the Lender may enter into participation agreements with one or more Affiliates of AFG whereby the Lender will allocate certain percentages of its commitment of the Loans and Notes to such AFG Affiliates. The Obligors acknowledge that, for the convenience of all parties, this Agreement is being entered into with the Lender only and that its obligations under this Agreement are undertaken for the benefit, and as an inducement to, each such AFG Affiliate as well as the Lender, and each Obligor hereby grants to each such Affiliate, to the extent of its participation in the Loans the right to set off deposit accounts, if any, maintained by each such Obligor with such Affiliate.

                     (Rest of Page intentionally left blank)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers, as of the date first above written.

WITNESSES:                                  GREAT AMERICAN LIFE INSURANCE
                                            COMPANY

/s/ Gail T. King                    BY: /s/ Mark F. Muething
---------------------------            ---------------------------------------
/s/ Kimberley S. Smith              ITS: Senior Vice President
---------------------------            ---------------------------------------

                                    MERITAGE HOSPITALITY GROUP INC.

/s/ James R. Saalfeld               BY:/s/ Christopher B. Hewett
---------------------------            ---------------------------------------
/s/ Gail T. King                         Christopher B. Hewett, President
---------------------------            ---------------------------------------

                                    ST. CLAIR INN, INC.

/s/ James R. Saalfeld               BY: /s/ Christopher B. Hewett
---------------------------            ---------------------------------------
/s/ Gail T. King                           Christopher B. Hewett, President
---------------------------            ---------------------------------------

                                    GRAND HARBOR RESORT INC.

/s/ James R. Saalfeld               BY:/s/ Christopher B. Hewett
---------------------------            ---------------------------------------
/s/ Gail T. King                           Christopher B. Hewett, President
---------------------------            ---------------------------------------

                                    THOMAS EDISON INN, INCORPORATED

/s/ James R. Saalfeld               BY:/s/ Christopher B. Hewett
---------------------------            ---------------------------------------
/s/ Gail T. King                           Christopher B. Hewett, President
---------------------------            ---------------------------------------

                                    GRAND HARBOR YACHT CLUB INC.

/s/ James R. Saalfeld               BY:/s/ Christopher B. Hewett
---------------------------            ---------------------------------------
/s/ Gail T. King                          Christopher B. Hewett, President
---------------------------            ---------------------------------------

                                    MHG FOOD SERVICE INC.

/s/ James R. Saalfeld               BY:/s/ Christopher B. Hewett
---------------------------            ---------------------------------------
/s/ Gail T. King                           Christopher B. Hewett, President
---------------------------            ---------------------------------------

405182.2